TherapeuticsMD, Inc. 8-K

Exhbit 99.1

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FOR IMMEDIATE RELEASE

THERAPEUTICSMD ANNOUNCES TRADING OF ITS COMMON STOCK
ON THE NYSE MKT UNDER SYMBOL “TXMD”

BOCA RATON, FL—April 22, 2013—TherapeuticsMD, Inc. (OTCQB: TXMD) today announced that its common stock has been approved for listing on the NYSE MKT, the premier U.S. equities market for listing and trading of small growth companies. Trading is expected to commence on the NYSE MKT on Tuesday, April 23, 2013, under the ticker symbol “TXMD”.

“Becoming a NYSE MKT-listed company will provide enhanced trading liquidity for current and future shareholders while enabling us to attract a broader investor base. We view this as significant step in the development of our company,” stated Rob Finizio, Chief Executive Officer and co-founder of TherapeuticsMD.

“We are pleased to welcome TherapeuticsMD to the NYSE MKT family of listed companies,” said Scott Cutler, EVP and Co-Head of U.S. Listings and Cash Execution at NYSE Euronext. “TXMD will be joining other growth-oriented companies in the U.S. taking advantage of the NYSE’s advanced and innovative market model to offer a premier value for listing and trading their stocks.”

About TherapeuticsMD
TherapeuticsMD, Inc. is a women’s healthcare product company focused on creating and commercializing products targeted exclusively for women. The Company manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins and cosmetics. The Company is currently conducting clinical trials necessary for regulatory approval and commercialization of advanced hormone therapy pharmaceutical products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies.

Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including statements regarding TherapeuticsMD’s expectations with respect to the timing of the Company’s listing on the NYSE MKT and beliefs that becoming a NYSE MKT-listed company will provide enhanced trading liquidity for current and future shareholders while enabling it to attract a broader investor base and is a significant step in its development, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to: the risks and uncertainties associated with economic and market conditions; risks and uncertainties associated with TherapeuticsMD’s business and finances in general; and other risks detailed in TherapeuticsMD’s annual report on Form 10-K filed with the SEC on March 12, 2013, current report on Form 8-K filed with the SEC on January 25, 2013, and other filings with the SEC. These forward-looking statements are based on current information that may change. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and TherapeuticsMD undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Contacts:
Daniel A. Cartwright	Lisa M. Wilson
Chief Financial Officer	In-Site Communications, Inc.
TherapeuticsMD, Inc.	Healthcare Investor Relations
(561) 961-1911	(917) 543-9932
dan.cartwright@therapeuticsmd.com	lwilson@insitecony.com

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